                                                                    Exhibit 12.1


                              Carrols Corporation
                           Schedule of Computation of
                       Ratio of Earnings to Fixed Charges


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                                                  -----------------------------------------------------------------------------


                                                                            Year Ended December 31,
                                                  -----------------------------------------------------------------------------
                                                      1993             1994            1995           1996             1997
                                                  -------------    -------------    -----------    ------------     -----------
                                                                                             (Dollars in Thousands)
    Income (loss) before income taxes
      and extraordinary loss                        $   (4,808)      $   (1,666)      $  5,100       $   6,283       $   2,813

    Fixed Charges:
         Interest on Indebtedness                       12,505           14,456         14,500          14,209          14,598
         Interest Component of Operating Rent            2,873            3,379          3,699           3,869           5,096
                                                  -------------    -------------    -----------    ------------     -----------

    Income (loss) before income taxes and
      extraordinary loss and fixed charges              10,570           16,169         23,299          24,351          22,507
                                                  -------------    -------------    -----------    ------------     -----------

    Total Fixed Charges                                 15,378           17,835         18,199          18,068          19,694
                                                  -------------    -------------    -----------    ------------     -----------
    Ratio of Earnings to Fixed Charges                     0.7  X           0.9  X         1.3  X          1.3   X         1.1  X
                                                  =============    =============    ===========    ============     ===========
    Deficiency of earnings to fixed charges            (4,808)          (1,666)
                                                  =============    =============
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


                                                 -----------------------------

                                                      Nine Months Ended
                                                         September 30,

                                                 ------------ --- ------------
                                                    1997             1998
                                                 ------------     ------------

    Income (loss) before income taxes
      and extraordinary loss                       $     902       $    8,566

    Fixed Charges:
         Interest on Indebtedness                     11,059           14,716
         Interest Component of Operating Rent          4,281            6,284
                                                 ------------     ------------

    Income (loss) before income taxes and
      extraordinary loss and fixed charges            16,242           29,566
                                                 ------------     ------------

    Total Fixed Charges                               15,340           21,000
                                                 ------------     ------------

    Ratio of Earnings to Fixed Charges                   1.1   X          1.4  X
                                                 ============     ============

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